Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of October 2, 2024, among Perficient, Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), a national banking association, as trustee under each of the Indentures (as defined below) (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to (i) that certain Indenture, dated as of August 14, 2020 (the “2020 Indenture”), pursuant to which the Company issued its 1.250% Convertible Senior Notes due 2025 (the “2025 Notes”) and (ii) that certain Indenture, dated as of November 9, 2021 (the “2021 Indenture” and, together with the 2020 Indenture, as amended and supplemented, the “Indentures”), pursuant to which the Company issued its 0.125% Convertible Senior Notes due 2026 (the “2026 Notes” and, together with the 2025 Notes, the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of May 5, 2024 (the “Merger Agreement”), by and among Plano HoldCo, Inc., a Delaware corporation (“Parent”), Plano BidCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub is to be merged with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger and, subject to the terms and conditions contained in the Merger Agreement, each share of common stock of the Company, par value $0.001 per share (“Company Common Stock”), issued and outstanding prior to the effective time of the Merger will be automatically cancelled and converted into the right to receive cash in an amount equal to $76.00, without interest thereon (the “Merger Consideration”);

WHEREAS, the Merger has been consummated on the date hereof in accordance with the Merger Agreement, substantially concurrently with the execution and delivery of this Supplemental Indenture;

WHEREAS, the Merger constitutes a Common Stock Change Event, a Business Combination Event, a Fundamental Change and a Make-Whole Fundamental Change within the meaning of each of the Indentures;

WHEREAS, the Company may execute a supplemental indenture in connection with a Common Stock Change Event, without the consent of any holders of Notes as permitted by Section 8.01(F);

WHEREAS, pursuant to Section 8.01, the Company has requested the Trustee to join with the Company in the execution of this Supplemental Indenture; and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture in accordance with each of the Indentures have been satisfied.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the equal and ratable benefit of the holders of the Notes:

ARTICLE 1

DEFINITIONS

Section 1.01 General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the applicable Indenture.

ARTICLE 2

EFFECT OF MERGER

Section 2.01 Conversion of 2025 Notes. In accordance with Section 5.09 of the 2020 Indenture, the right to convert each $1,000 principal amount of 2025 Notes shall be changed to a right to convert, at any time from, and including, the closing date of the Merger (the “Closing Date”), such principal amount of 2025 Notes into the Merger Consideration that a holder of a number of shares of Common Stock equal to the Conversion Rate (as defined in the 2020 Indenture) immediately prior to the Merger would have owned or been entitled to receive (the “2025 Reference Property”) upon the closing of the Merger, which 2025 Reference Property shall be cash in an amount equal to $1,470.89 per $1,000 principal amount of 2025 Notes (based on a Conversion Rate of 19.3538 units of 2025 Reference Property per $1,000 principal amount of 2025 Notes). The provisions of the 2020 Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the holders’ right to convert the 2025 Notes into the 2025 Reference Property.

Section 2.02 Temporary Adjustment to Conversion Rate for 2025 Notes. Notwithstanding Section 2.01, in accordance with Section 5.07 of the 2020 Indenture, as a result of the Merger, which constitutes a Make-Whole Fundamental Change, the Conversion Rate for the 2025 Notes surrendered for conversion on or after the Closing Date and before the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date shall be increased by 0.2594 units of 2025 Reference Property per $1,000 principal amount of Notes as determined by the Company by reference to the table contained in Section 5.07 of the Indenture.

Section 2.03 Conversion of 2026 Notes. In accordance with Section 5.09 of the 2021 Indenture, the right to convert each $1,000 principal amount of 2026 Notes shall be changed to a right to convert, at any time from, and including, the Closing Date, such principal amount of 2026 Notes into the Merger Consideration that a holder of a number of shares of Common Stock equal to the Conversion Rate (as defined in the 2021 Indenture) immediately prior to the Merger would have owned or been entitled to receive (the “2026 Reference Property”) upon the closing of the Merger, which 2026 Reference Property shall be cash in an amount equal to $395.96 per $1,000 principal amount of 2026 Notes (based on a Conversion Rate of 5.2100 units of 2026 Reference Property per $1,000 principal amount of 2026 Notes). The provisions of the 2021 Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the holders’ right to convert the 2026 Notes into the 2026 Reference Property.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee as of the closing of the Merger. For the avoidance of doubt, the closing of the Merger is to occur on October 2, 2024. Upon such effectiveness, the Indentures shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indentures for all purposes, and every holder of any Note heretofore or hereafter authenticated and delivered under either Indenture shall be bound thereby. Each Indenture shall henceforth be read and construed together with this Supplemental Indenture.

Section 3.02 Indentures Remain in Full Force and Effect. Except as supplemented hereby, all provisions in the Indentures shall remain in full force and effect.

Section 3.03 Trustee Matters. The Trustee accepts the Indentures, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indentures relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the Indentures, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors under the Indentures or the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indentures, as supplemented hereby.

Section 3.05 Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.06 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.08 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK.

Section 3.09 No Defaults. The Company represents and warrants that immediately after giving effect to the Merger, no Default or Event of Default shall have occurred or be continuing under the Indentures.

Section 3.10 Counterpart Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

PERFICIENT, INC.

By	/s/ Paul E. Martin
Name: Paul E. Martin
Title: Chief Financial Officer, Treasurer & Assistant Secretary

[Signature Page to First Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee under the 2020 Indenture

By	/s/ Fonda Hall
Name: Fonda Hall
Title: Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee under the 2021 Indenture

By	/s/ Fonda Hall
Name: Fonda Hall
Title: Vice President

[Signature Page to First Supplemental Indenture]